                            INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made and entered into this 18th day of June, 1997 by and between the Todd-AO Corporation, a Delaware corporation, and Todd-AO HD, Inc., a California corporation (collectively, the "Indemnified Parties"); and Hollywood Digital, Inc., a Delaware corporation, The Palladion Limited Partnership, a Delaware limited partnership, HDZ Digital Limited Partnership, a Massachusetts limited partnership, Phemus Corporation, a Massachusetts corporation, Rand Gladden, William Romeo, David Cottrell, and Michael Jackson (each, an "Indemnitor and collectively, the "Indemnitors"), with reference to the following facts:

A. Pursuant to that certain Agreement for the Purchase and Sale of Assets dated June 18, 1997 (the "Purchase Agreement"), the Indemnified Parties are purchasing from Hollywood Digital Limited Partnership, a Delaware limited partnership (the "Seller"), all of Seller's business and assets subject to certain liabilities of Seller as set forth in the Purchase Agreement.

B. The delivery of this Indemnification Agreement is a condition to the obligation of the Indemnified Parties under the Purchase Agreement.

C. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.


    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants and other provisions contained in the Purchase Agreement and herein, the parties agree as follows:

    1.   INDEMNIFICATION.

         1.1 Subject to and in accordance with the terms and conditions of this Agreement, each of the Indemnitors hereby severally agrees to indemnify and hold harmless each of the Indemnified Parties, and their successors and assignees, in respect of any damage, expense or loss (the "Losses") suffered by the Indemnified Parties resulting from:

                a. Any misrepresentation, breach of warranty or nonfulfillment of any covenant, undertaking or agreement on the part of the Seller or such

                Indemnitor under the Purchase Agreement or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished at the Closing by such Indemnitor to the Purchaser thereunder;

                b. All liabilities and obligations of and claims against the Assets or arising from the conduct of the business of the Seller prior to the Closing Date including all debts, liabilities and obligations of any nature, absolute or contingent, foreseen or unforeseen, which are attributable or chargeable to the ownership and operation of the business of the Seller prior to the Closing Date and which are not assumed or paid by the Purchaser under the Purchase Agreement; and

                c. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including interest paid thereon and all reasonable attorneys' fees incurred) incident to the foregoing.

         1.2 The maximum aggregate liability of the Indemnitors under this Agreement is an amount equal to one-tenth (1/10) of the

Purchase Price (as defined in the Purchase Agreement) (the "Cap"). The maximum liability of each Indemnitor under this Agreement is the product of (1) the Cap and (2) a decimal fraction equal to the percentage set forth with respect to such Indemnitor on Schedule 3.0 to the Purchase Agreement (an Indemnitor's "Individual Cap"), except that the maximum liability of Hollywood Digital, Inc., the Palladion Limited Partnership, and HDZ Limited Partnership (collectively, the "HD-Related Partners") is joint and several up to the amount of their aggregate Individual Caps. Except as otherwise provided in Section 1.6 hereof, the Indemnified Parties shall have the right to assert liability against any one or more Indemnitors for any claim or claims indemnified under this Agreement, up to the amount of such Indemnitor's Individual Cap or, in the case of an HD-Related Partner, the aggregate of the HD-Related Partners' Individual Caps, without regard for any rights to indemnification or contribution which such Indemnitor may have against the other Indemnitors.

         1.3. On the second anniversary of the Closing Date, the Indemnitors' indemnification obligations provided for herein shall terminate, except with respect to (1) any claim of which the Indemnitors have been notified prior to the second anniversary of the Closing Date, or (2) any claim for transactional taxes which are the responsibility of Seller under Section 14.2 of the Purchase Agreement (a "Tax Claim") for which the Indemnitors have been notified within ninety (90) days after the expiration of the statute of limitations for assessment of such taxes.

         1.4. The Indemnified Parties agree that the Indemnitors shall not be liable for any claim under the foregoing indemnification provisions except to the extent that the Indemnified Parties have incurred Losses for which they would otherwise be indemnified hereunder in the aggregate amount of $100,000 or more (the "Threshold Amount"). Once the Threshold Amount has been attained, the Indemnified Parties will be entitled to indemnification from the Indemnitors to the extent that the aggregate Losses exceed the Threshold Amount, subject to the other limitations in this Article 1. Notwithstanding the foregoing, in the event that an individual indemnifiable claim is in excess of the Threshold Amount, the Indemnified Parties shall be fully indemnified for Losses relating to such claim, subject to the other limitations in this Article 1.

         1.5. Without limiting the Indemnified Parties' rights to recover their claims by action, proceeding or otherwise, the Indemnified Parties shall have the right to recover such claims by offset against any amounts owing by either of the Indemnified

Parties to the Indemnitors or any of them under or pursuant to the Todd Notes or other arrangement; provided, however, that as long as each of the Indemnitors is in compliance with the retention requirement of Section 9.7 of the Purchase Agreement, this right of offset shall apply only to claims represented by a binding settlement or a final adjudication.

         1.6. Notwithstanding anything to the contrary herein, the Indemnified Parties shall be indemnified against any Losses arising from a Tax Claim without regard to the Cap. Any Tax Claim which is indemnified by the Indemnitors shall not be included in determining whether the Cap or any Individual Cap has been attained. Each of the Indemnitors shall be severally liable for that portion of any Tax Claim equal to the product of (1) the amount of the Tax Claim and (2) a decimal fraction equal to the percentage set forth with respect to such Indemnitor on Schedule 3.0 to the Purchase Agreement (and subject to the joint and several liability of the HD-Related Partners as to their aggregate proportionate interests).

         1.7. The Indemnified Parties agree to indemnify and hold harmless the Indemnitors against any damage, expense or loss suffered by the Indemnitor with respect to (1) any liability or obligation attributable to the operation of the Assets after the Closing Date, (2) any liabilities of Seller assumed by the

Indemnified Parties pursuant to the Purchase Agreement, or (3) any breach by any Indemnified Party of a representation, warranty or covenant contained in the Purchase Agreement or this Indemnification Agreement. The liability of the Indemnified Parties under this Section 1.7 shall be joint and several. The maximum aggregate liability of the Indemnified Parties under clause (3) of the first sentence of this Section 1.7 shall be equal to the Cap and the provisions of Section 1.4 relating to the Threshold Amount shall also apply thereto. Any claim under clause (3) of the first sentence of this Section 1.7 shall be brought within the two-year period specified in Section 1.3.

         1.8. In no event shall any Indemnitor be required to make payments of any amounts under this Agreement, whether made to another Indemnitor pursuant to Section 7 or directly to an Indemnified Party, which in the aggregate exceed such Indemnitor's Individual Cap.


    2.   SETTLEMENT OF CLAIMS.

         2.1. The Indemnified Parties shall use their best efforts to give prompt notice to the Representative (as defined in Section 2.6) of claims for which the Indemnitors would have been liable under Article 1 but for the Threshold Amount of Section 1.4. The

Indemnified Parties shall provide the Representative with a description of each claim which they assert is counted against the Threshold Amount and the amount paid or asserted in connection with such claim.

         2.2. If any claim which is covered by Section 1 above is made against the Indemnified Parties, they shall give written notice of such claim to the Representative. The Representative shall have 10 days from the receipt of such notice to give written notice to the Indemnified Parties of the Indemnitors' intention to defend or dispute such claim, which notice will acknowledge the obligation of the Indemnitors to indemnify the Indemnified Parties against such claim. If such notice is given by the Representative within the 10-day period, the Indemnitors shall have the right to compromise or defend any such claim through counsel of their own choosing and at their own expense, provided that each of the Indemnitors is in compliance with the retention requirement of Section 9.7 of the Purchase Agreement and provides the Indemnified Parties with evidence reasonably satisfactory to them of such compliance. If any Indemnitor is not then in compliance with such retention requirement, or at any time during the pendency of such claim ceases to be in compliance with the retention requirement, then the right of Indemnitors to compromise or defend such claim shall lapse unless each Indemnitor which is not in compliance shall post any security reasonably required by the Indemnified Parties to protect them fully from any loss or liability. For purposes of the foregoing, the value of any security reasonably required will not exceed the maximum amount of the exposure of the Indemnified Parties to liability in connection with such claims plus a good faith estimate by the Indemnified Parties of reasonable attorneys' fees. The attorney representing the Indemnified Parties in such matter and the attorney representing the noncomplying Indemnitor(s) in such matter shall determine the amount of the required security in accordance with the foregoing standard. If they are unable to agree on the amount, they will appoint a third attorney qualified to practice law in the jurisdiction in which such claim is pending and the attorney so appointed will determine the amount of the required security in accordance with the foregoing standard. The Indemnified Parties agree to cooperate with the Indemnitors in the defense of any claim which the Indemnitors have undertaken to defend under this Section 2.2. The Indemnified Parties shall have the right to participate in any such defense, at their own expense and through counsel of their own choosing.

         2.3. Notwithstanding the foregoing provisions, the Indemnitors may not control the settlement of a claim which


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involves (1) obtaining injunctive or other nonmonetary relief against any of the
Indemnified Parties; (2) a liability asserted against the Indemnified Parties in excess of $6,000,000; or (3) any claim with respect to which the maximum potential liability of the Indemnified Parties exceeds the maximum remaining potential liability of the Indemnitors hereunder, the settlement of which claims shall be controlled solely by the Indemnified Parties; provided, however, that in the case of any claim which involves an asserted liability in excess of $4,000,000 but less than $6,000,000 and is not described in clause (3) above, the Indemnitors shall have the right to control the defense of such claim but the consent of the Indemnified Parties shall be required (which consent may not be unreasonably withheld) for any settlement which requires a contribution from the Indemnified Parties. The Indemnitors shall have the right to participate in the defense of any claim controlled by the Indemnified Parties under this
Section 2.3, at their own expense and through counsel of their own choosing.
Any settlement effected by the Indemnified Parties which involves the payment of funds by the Indemnitors shall be an indemnifiable claim hereunder unless, in effecting such settlement, the Indemnified Parties acted fraudulently or oppressively with respect to the Indemnitors.



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

         2.4. If, within the 10-day period specified in Section 2.2, the Representative fails to give written notice to the Indemnified Parties of the Indemnitors' intention to defend such claim at their own expense and acknowledging their obligation to indemnify the Indemnified Parties against such claim, or if such notice is given but any Indemnitor required to do so fails to post reasonable security as required by the Indemnified Parties in accordance with Section 2.2 above or the Indemnitors fail to defend diligently and continuously such claim, the Indemnified Parties shall have the right to compromise or defend such claim through counsel of their own choosing, but for the account and at the expense of the Indemnitors.

         2.5. If a claim, indemnified under Article 1 which the Indemnitors have not undertaken to defend under Section 2.2, is determined favorably to the Indemnified Parties, they shall give notice to the Representative of the amount of the expenses (including reasonable attorneys' fees) incurred with respect to such claim, and each Indemnitor shall remit an amount equal to the product of
(1) such amount and (2) a decimal fraction equal to the percentage set forth with respect to such Indemnitor on Schedule 3.0 to the Purchase Agreement to the Indemnified Parties promptly.

If such claim is finally determined adversely to the Indemnified Parties or if the Indemnified Parties compromise such claim, they shall give notice to the Representative of the amount of such claim as finally determined or compromised (including the amount of the Indemnified Parties' costs and interest with respect thereto and attorneys' fees, if applicable), and the Indemnitors shall remit such amount to the Indemnified Parties promptly. Attorneys' fees and costs and interest with respect thereto incurred by the Indemnified Parties shall not be considered in determining whether the Cap or any Individual Cap has been attained. References herein to costs and reasonable attorneys' fees shall also include all costs and reasonable attorneys' fees incurred in appeals. Notwithstanding the foregoing, attorneys' fees and costs incurred by the Indemnified Parties in defending a claim described (i) in the first sentence of
Section 2.3 shall not be indemnifiable under this Agreement or (ii) which the Indemnitors are not permitted to compromise or defend by operation of Section
2.2 hereof.

         2.6. Whenever under this Section 2, notice is required to be given to, or an action is required to be taken by, the Indemnitors, such notice or action shall be deemed given to or taken by the Indemnitors and each of them if given to or taken by George P. Denny, III (the "Representative"), provided, however, that a copy of such notice shall also be given to Phemus. The


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Representative shall be responsible for communicating with each of the
Indemnitors with respect to all matters which may arise under this Agreement, and the Indemnified Parties shall not be responsible for providing notice to or communicating with the Indemnitors other than through the Representative with respect thereto. Any action taken or omitted to be taken by the Representative under this Agreement shall be deemed to be an action or omission by the Indemnitors and each of them, and the Indemnified Parties shall have no duty of further inquiry of the other Indemnitors. Each of the Indemnitors hereby irrevocably appoints the Representative its true and lawful attorney for it and in its name, place and stead and for its use or benefit to take all actions and execute all instruments and agreements which the Representative considers necessary or advisable in acting for the Indemnitor pursuant to this Agreement, agrees to be bound by any representations made or actions taken by the Representative pursuant to this power of attorney, and waives any and all defenses which may be available to contest, negate or disaffirm any action of the Representative taken under this power of attorney. Notwithstanding any provision of Article 2 hereof, no action or omission of the Representative shall have the affect of (1) increasing the aggregate liability of any Indemnitor hereunder above such Indemnitor's Individual Cap, without such Indemnitor's


                                       13
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written consent or (2) causing any liability under this Agreement to be borne other than pro rata in accordance with the percentages set forth in Exhibit 3.0 to the Purchase Agreement without such Indemnitor's written consent.


    3. ATTORNEYS FEES. In the event of any litigation between any Indemnitor and the Indemnified Parties in connection with a claim for indemnification made by the Indemnified Parties hereunder, if the Indemnified Parties obtain a judgment and are awarded damages in an amount equal to or greater than one-half of the difference between (1) the amount of damages asserted by the Indemnified Parties with respect to their claim and (2) the amount asserted by such Indemnitor to be payable with respect to such claim (the "Difference"), such Indemnitor shall be liable for and shall pay to the Indemnified Parties all reasonable legal expenses incurred by the Indemnified Parties in prosecuting their claim against such Indemnitor, and if the Indemnified Parties are awarded damages of less than one-half of the Difference, with respect to their claim, they shall be liable for and shall pay to such Indemnitor all reasonable legal expenses incurred by such Indemnitor in defending against the claim of the Indemnified Parties. Such expenses shall not be considered in determining whether the Cap or any Individual Cap has been attained.

    4. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, shall be resolved in accordance with the dispute resolution procedure set forth in Article 17 of the Purchase Agreement.


    5. EXCLUSIVE REMEDY. Except as provided below, notwithstanding anything to the contrary in the Purchase Agreement or any certificate, agreement or document delivered in connection therewith, this Agreement constitutes the sole and exclusive remedy of the Indemnified Parties with respect to any breach by the Seller or the Partners of the representations, warranties and covenants contained in the Purchase Agreement, including all certificates agreements and documents referred to therein against any of the Indemnitors or the Seller, directly or indirectly, and each Indemnified Party hereby waives and releases each of the Indemnitors and the Seller from, and agrees not to sue any of the Indemnitors or the Seller with respect to any and all other claims and causes of action arising therefrom including, without limitation, claims for contributions, except for claims for indemnification under this Agreement. Nothing contained in this Article 5 shall limit the right of any party to seek specific


                                       15
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performance or other injunctive relief against any other party or parties where appropriate to enforce the Purchase Agreement.


    6. WARRANTY, ETC. COVERAGE. To the extent that insurance or "pass-through" warranty coverage from a manufacturer or other recovery or reimbursement from a third party is available to the Indemnified Parties to cover any item for which indemnification may be sought under this Agreement, the Indemnified Parties shall exhaust all available remedies or causes of action to recover the amount of their Losses as may be available from any other party and shall only seek indemnification against the Indemnitors if the Indemnified Parties fail to obtain that coverage or reimbursement or if that coverage or reimbursement is insufficient to satisfy the Losses (and in the latter instance shall only seek indemnity for the amount of the deficiency). To the extent that the Indemnitors indemnify the Indemnified Parties on any claim referred to in the previous sentence, the Indemnified Parties shall assign to the Indemnitors, to the fullest extent allowable, the Indemnified Parties' claim against any insurance, warranty coverage or third-party claim, or if assignment is not permissible, the Indemnitors shall be allowed to pursue the claim in the name of the Indemnified Parties. The Indemnitors shall be entitled to retain all recoveries made as a result of that action up to the amount


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previously indemnified, and shall remit any excess recovery to the Indemnified
Parties. The Indemnified Parties shall make their books and records relating to any such claim available to the Indemnitors and make the Indemnified Parties' employees available for interviews and similar matters to assist the Indemnitors prosecuting any such claim.


    7. CONTRIBUTION. The Indemnitors agree that payments of indemnified claims pursuant to this Agreement are intended to be made by the Indemnitors in proportion to their respective Individual Caps. In the event that any Indemnitor (a Paying Indemnitor) is required with respect to any indemnified claim to pay more than such Indemnitors' proportionate share of such indemnifiable claim, each other Indemnitor agrees to reimburse to the Paying Indemnitor, upon demand by the Paying Indemnitor, such amount as will result in the payment by each of the Indemnitors of their proportionate share of the amount of the indemnified claim, PROVIDED, HOWEVER, that no Indemnitor shall be obligated to make any payment which would cause such Indemnitor to pay indemnified claims which in the aggregate would exceed such Indemnitor's Individual Cap or which would cause the total amount paid by all of the Indemnitors to exceed the Cap (except as otherwise provided in Sections 1.6, 2.5 or Article 3 of this Agreement). Any payment


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required to be made under this Section 7 shall be made within 15 business days after the Indemnitor obligated to make payment has received a demand therefor from a Paying Indemnitor.


    8. NOTICES. All notices and other communications provided for hereunder shall be in writing, unless otherwise specified, and shall be deemed to have been duly given on the date of delivery if delivered personally or by facsimile transmission, or three (3) days after the date mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as the parties hereto may designate from time to time in writing:


    If to the Representative:
                             George P. Denny, III
                             c/o Halpern, Denny & Co.
                             500 Boylston Street, Suite 1880
                             Boston, Massachusetts 02116
                             FAX: (617) 536-8535

    With a copy to:          Choate, Hall & Stewart
                             Exchange Place
                             53 State Street
                             Boston, Massachusetts 02109
                             Attention:  Roslyn G. Daum, Esq.
                             FAX:  (617) 248-4000

    And a copy to:           Ropes & Gray
                             One International Place
                             Boston, Massachusetts 02110-2624
                             Attention:  Larry Rowe, Esq.
                             FAX:  (617) 951-7050


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

    If to the Indemnified Parties:
                             The Todd-AO Corporation
                             900 North Seward Street
                             Hollywood, CA 90038
                             Attention:  Salah M. Hassanein,
                             President and Chief Executive
                                  Officer
                             FAX:  (213) 466-2327

    With a copy to:          Greenberg Glusker Fields
                               Claman & Machtinger LLP
                             1900 Avenue of the Stars, Suite 2200
                             Los Angeles, California 90067
                             Attention:  Gary L. Kaplan, Esq.
                             FAX:  (310) 553-0687


    9. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to agreements made and to be performed in such jurisdiction.


    10. SEVERABILITY. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             "Indemnified Parties"

                             The Todd-AO Corporation


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                             By:
                                  --------------------------------
                             Its:
                                   -------------------------------

                             Todd-AO HD, Inc.


                             By:
                                  --------------------------------
                             Its:
                                   -------------------------------


                             "Indemnitors"

                             Hollywood Digital, Inc.


                             By:
                                  --------------------------------
                             Its:
                                   -------------------------------

                             The Palladion Limited Partnership


                             By:
                                  --------------------------------
                             Its:
                                   -------------------------------

                             HDZ Digital Limited Partnership


                             By:
                                  --------------------------------
                             Its:
                                   -------------------------------

                             Phemus Corporation


                             By:
                                  --------------------------------
                             Its:
                                   -------------------------------





                             ------------------------------------
                             Rand Gladden


                             ------------------------------------
                             William Romeo



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                             ------------------------------------
                             David Cottrell


                             ------------------------------------
                             Michael Jackson





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